Exhibit 10.5
                     Memorandum of Understanding
             Between Pharmavet Inc. and Nirlac Chemicals

Nirlac Chemicals ("Nirlac") agrees to appoint Pharmavet Inc. ("Pharmavet") as a representative of Nirlac in the territories of Togo, Benin in Africa, Jordan, UAE and Saudi Arabia in the Middle East. Pharmavet agrees to assist Nirlac in obtaining new customers for Nirlac in the territories of Togo, Benin in Africa, Jordan, UAE and Saudi Arabia in Middle East, working on a non-exclusive basis.

Upon Nirlac's acceptance of a customer introduced by Pharmavet and Nirlac's receipt of payment from the customer, Nirlac agrees to pay Pharmavet a commission, the amount and rate to be agreed upon at the time Nirlac accepts an order from Pharmavet's customer. Nirlac also agrees to honor Pharmavet's introductory role and continue to pay Pharmavet the same commission on any repeat and future orders received from customers introduced to Nirlac by Pharmavet. However, the prices and marketing policies for its products will be decided by Nirlac from time to time. If prices change from such repeat customers, Nirlac and Pharmavet will agree on the commission to be paid to Pharmavet by Nirlac.Nirlac will not deal directly with the buyer and will communicate with the buyer through Pharmavet.

Nirlac agrees to pay Pharmavet its commission within 30 days after realization of L/C payment from the buyer or another acceptable means is received by Nirlac. Nirlac will invoice the end buyer directly and received payment directly from the end buyer. Nirlac will also ship product directly to the end buyer after registration of the product is approved by the host country of the buyer.

Nirlac will provide Pharmavet with product information and list prices for its products. Pharmavet will guide Nirlac about the price to be charged to customers introduced by Pharmavet from time to time. However, final approval for price to be charged to the customer will be by Nirlac.

Nirlac agrees to provide samples and documentation necessary to register Nirlac's products in the host country of the buyer. All costs of the Product Registration in the buyer's country shall be paid by the buyer. Nirlac will also provide Pharmavet with information about Nirlac's products and list prices for its products.

This memorandum of understanding between Nirlac and Pharmavet will authorize Pharmavet to market Nirlac products immediately from the date of execution of this Understanding. If Pharmavet does not succeed in obtaining any order from any of its customers in the territories specified above within one year from the date of execution of this Understandings, Nirlac will be at liberty to terminate the Memorandum of Understanding by serving a simple notice by fax or e-mail. However, if their Pharmavet starts bringing the orders within first year from the date of this Understanding, this Memorandum of Understanding between Nirlac and Pharmavet shall remain in force for 2 years and may be renewed for an additional two years, if both parties agree in writing.

Dated: June 5, 2003

S/NIRMAL JAIN                     S/ARTHUR SEIDENFELD
-------------                     -------------------
  Nirmal Jain                       Arthur Seidenfeld
  Nirlac Chemicals                  Pharmavet Inc.